Exhibit 99.1

Eton Pharmaceuticals Announces Sale of Hospital Products

●	Eton sold its rights in Biorphen®, Rezipres®, and Cysteine Hydrochloride products for total payments of up to $50 million
●	Going forward, Eton’s commercial portfolio will exclusively focus on products that treat rare diseases
●	Eton’s royalty portfolio is now eligible to receive up to $70 million in future milestone payments from six different products, plus royalties on sales from four products

DEER PARK, Ill., June 24, 2022 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that it has sold its hospital products to Dr. Reddy’s Laboratories SA, a subsidiary of Dr. Reddy’s Laboratories, Ltd. (collectively, “Dr Reddy’s”) (NYSE: RDY) for total payments of up to $50 million.

“The sale of our hospital products allows us to focus our resources on our core rare disease business, which is rapidly growing, and also provides an attractive opportunity to monetize the value we have created with our hospital products. The proceeds from the transaction put us in an even stronger financial position and provide significant capital to further invest in additional rare disease products,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Transaction Terms

Under terms of the transaction, Dr Reddy’s purchased the Biorphen®, Rezipres®, and Cysteine Hydrochloride products. Dr Reddy’s will immediately take ownership of Eton’s rights and interests in the products. Eton will continue to sell its existing Biorphen ampule inventory until the end of 2022.

Eton received approximately $5 million at closing, and will receive additional payments of up to $45 million, based on the achievement of certain event based and sales-based milestones:

●	$20.0 million upon launch of Cysteine hydrochloride injection, assuming a successful court outcome relating to an ongoing litigation and commercial launch within six years from the transaction closing.[1]
●	$5.0 million if no competing Cysteine injection products are marketed other than the innovator product (Elcys®) on the six-month anniversary of Dr. Reddy’s Cysteine product launch.[1]
●	$1.0 million upon FDA approval of Biorphen vial, provided it occurs before January 1, 2023. If it occurs after January 1, 2023 but before March 1, 2023, Eton receives $0.5 million.
●	$2.5 million upon FDA approval of Biorphen bag, provided it occurs before July 1, 2023.
●	$1.5 million upon FDA approval of Rezipres vial, provided it occurs before January 1, 2023. If it occurs after January 1, 2023 but before March 1, 2023, Eton receives $0.75 million.
●	$15.0 million of total commercial milestones when combined net sales of all Biorphen products exceed certain revenue targets ranging from $15 to $40 million in a twelve-month period.[2]

Eton Going Forward

Following the transaction, Eton’s commercial activities will be solely focused on rare disease products with a portfolio of four product candidates, two of which are currently FDA-approved commercial products.

○	ALKINDI SPRINKLE®
○	Carglumic Acid tablets
○	Dehydrated alcohol injection: Product candidate for methanol poisoning that has been submitted to the FDA and has received orphan drug designation.
○	ZENEO® hydrocortisone autoinjector: Product candidate under development for the potential treatment of adrenal crisis, which is expected to be submitted to the FDA in 2023.

In addition to the rare disease products, Eton is entitled to royalty milestone payments of up to $70 million including the payments from Dr. Reddy’s mentioned above and from products that it divested in a previous transaction with Azurity Pharmaceuticals. Eton is also entitled to receive royalties from two commercial products, Alaway® Preservative Free and EPRONTIA™, and two additional product candidates that have been submitted to the FDA, zonisamide oral suspension and lamotrigine for suspension.

137.5% of the two Cysteine related milestone payment will be paid out to Eton’s original licensing partner on the product.

2Eton retains obligations to pay its original licensing partner commercial milestones of up to $4.5 million based Rezipres and Biorphen reaching certain sales levels.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The product currently commercializes ALKINDI SPRINKLE® and Carglumic Acid tablets and has two additional rare disease products under development, dehydrated alcohol injection and the ZENEO® hydrocortisone autoinjector. In addition, the company’s royalty segment is entitled to receive milestone payments or royalties on six different products.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740